EXHIBIT 4(b) TO SCHEDULE 13D

                             HECKMAN CALL AGREEMENT

          CALL AGREEMENT (this "Agreement"), dated as of March 23, 1998, between Ralph E. Bailey ("R. Bailey") and Douglas G. Bailey ("D. Bailey", and, together with R. Bailey, the "Baileys"), on the one hand, and Guy C. Heckman (the "Stockholder"), on the other hand.

          WHEREAS, the Baileys, the Stockholder and the other Purchasers signatory thereto are parties to a certain Securities Purchase Agreement, dated as of the date of this Agreement (the "Securities Purchase Agreement"; capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement), pursuant to which the Baileys, the Stockholder and the other Purchasers have agreed to purchase, and Fuel-Tech N.V., a Netherlands Antilles limited liability company ("FTNV") has agreed to issue, the Purchaser Stock and the Purchaser Warrants in the amounts set forth on Schedule I to the Securities Purchase Agreement (the Purchaser Stock and the Purchaser Warrants being collectively, the "Purchaser Shares");

          WHEREAS, R. Bailey and Bettye J. Bailey ("B. Bailey") have pledged certain collateral totaling FF10,000,000, as may be reduced by the COSA Release Total defined in 1(e) below (the "Bailey Pledged Collateral") in favor of Caterpillar Overseas S. A., a societe anonyme organized under Swiss law ("COSA"), as security for the payment by DieselCast France S. A. , a company organized under the laws of France ("DieselCast"), of the purchase price for the shares of Fonderie de Vernon S.A., a company organized under the laws of France ("Vernon"), pursuant to the Pledge and Security Agreement dated December 9, 1994 between COSA, R. Bailey and B. Bailey (the "Pledge and Security Agreement");

          WHEREAS, R. Bailey and B. Bailey are beneficiaries of pledges of certain assets from certain stockholders of DieselCast pursuant to the terms of a Stockholders Agreement dated June 5, 1995 by and among R. Bailey, B. Bailey and the other stockholders signatory thereto (the "DieselCast Stockholders Agreement") and certain Deferred Compensation Agreements and Deferred Bonus Agreements each dated October 31, 1994 between American Bailey Corporation ("ABC") and the employees of ABC signatory thereto (the "Other Pledge Collateral");

          WHEREAS, the Other Pledge Collateral shall be conveyed to R. Bailey and B. Bailey only in the event and to the extent that the Bailey Pledged Collateral is taken by COSA;

          WHEREAS, the parties desire that either of the Baileys have an option to purchase from the Stockholder a portion of the Stockholder's Purchaser Warrants (or shares of FTNV Stock acquired as a result of the exercise of the Purchaser Warrants if sufficient

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Purchaser  Warrants  do not  exist) in the event of the taking by COSA of all or part of the collateral pledged by R. Bailey and B. Bailey pursuant to the Pledge and Security Agreement;

          WHEREAS, the Baileys wish to have an additional option to purchase from the Stockholder a portion of the Stockholder's Purchaser Warrants in the event that the Stockholder fails to achieve certain performance objectives;

          WHEREAS,   it  is  a   condition   precedent   to  the   Stockholder's
participating in the transactions contemplated by the Securities Purchase Agreement, that the Stockholder enter into this Agreement;

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties agree as follows:

          SECTION 1. The Vernon Right to Call Purchaser Warrants

          (a) Upon any taking by COSA of any part of the Bailey Pledged Collateral in excess of the Other Pledged Collateral (the "Unreimbursed Amount"), the Stockholder agrees that either of the Baileys shall have the right to require the Stockholder to sell a portion of the Stockholder's Purchaser Warrants (or shares of FTNV Stock acquired as a result of exercise of the Purchaser Warrants if sufficient Purchaser Warrants do not exist) to either of the Baileys (the "Vernon Call Right").

          (b) The number of Purchaser Warrants of the Stockholder subject to the Vernon Call Right shall be calculated by multiplying (i) the total Vernon Restricted Warrants (as defined below) by (ii) the Vernon Call Percentage (defined below) (fractional shares shall be rounded down to the nearest whole share). If the Stockholder does not hold Purchaser Warrants sufficient to satisfy the Vernon Call Right, then either of the Baileys shall also have the right to require the Stockholder to sell to either of the Baileys that number of shares of FTNV Stock which equals the number of shares of FTNV Stock into which the shortfall of Purchaser Warrants converted (the "Shortfall FTNV Stock").

          "Vernon Restricted Warrants" shall mean 100,000 of the Stockholder's Purchaser Warrants, as may be reduced by (i) Purchaser Warrants already relinquished to the Baileys pursuant to the prior exercise of a Vernon Call Right, if any, and (ii) the "Vernon Warrant Reduction Amount" (as defined in 1(e) below).

          "Vernon Call Percentage" shall mean a fraction, (i) the numerator of which is the Unreimbursed Amount and (ii) the denominator of which is FF10,000,000, less (A)

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                                                                               3



the portion of the Bailey Pledged Collateral previously taken by COSA, if any, and (B) the "COSA Release Amount" (as defined in 1(e) below), if any.

          (c) The Baileys shall exercise the Vernon Call Right by sending written notice to the Stockholder. Upon the exercise of the Vernon Call Right, the closing of the transaction shall occur not later than thirty (30) days following the receipt of notice by the Stockholder.

          (d) The option price for each of the Vernon Restricted Warrants shall be the price paid for the Purchaser Warrants pursuant to the Securities Purchase Agreement (the "Warrant Purchase Price"). The option price for each share of Shortfall FTNV Stock, if any, shall be the price paid for the Shortfall FTNV Stock, as well as the price paid for the underlying Purchaser Warrants.

          (e) Each time that a portion of the Bailey Pledged Collateral is released by COSA to the Baileys (each such released amount being a "COSA Release Amount" and the total of all COSA Release Amounts being the "COSA Release Total"), then a pro rata portion of the Vernon Restricted Warrants shall be released to the Stockholder (the "Vernon Warrant Reduction Amount"). The Vernon Warrant Reduction Amount shall be the product of (i) the Vernon Restricted Warrants, multiplied by (ii) a fraction, the numerator of which shall be the COSA Release Amount and the denominator of which shall be the Bailey Pledged Collateral as may be reduced by the portion of the Bailey Pledged Collateral previously taken by COSA, if any.

          (f) Notwithstanding the provisions of Sections 1(a) through 1(e), the total value of the Vernon Restricted Warrants and Shortfall FTNV Stock subject to the Vernon Call Right shall not exceed the Vernon Call Value (as defined below). The Vernon Call Value shall be based upon (i) the closing price of the common stock of FTNV subject to the Purchaser Warrants and (ii) the currency exchange rate between U.S. dollars and French francs, each as listed in the Wall Street Journal as of the business day immediately preceding the Stockholder's receipt of written notice as provided in Section 1(c).

          "Vernon Call Value" shall mean FF787,179, less the amount of the Stockholder's Current Pledged Collateral set forth on Exhibit A hereto (as such Exhibit A may be amended from time to time).

          (g) Notwithstanding the provisions of Sections 1(a) through 1(f), if the Vernon Call Right is exercised, and/or if the option under Section 6 of the DieselCast Stockholders Agreement is exercised, then any proceeds ultimately received by the Baileys from their exercise or sale of the Vernon Restricted Warrants, sale of the Shortfall FTNV Stock or sale of the common stock of DieselCast, which exceed the Vernon Call Value, shall be promptly returned by the Baileys to the Stockholder.


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                                                                               4



          SECTION 2. Binding Effect; Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives. This Agreement may not be assigned by any party hereto without the written consent of the other parties which such consent shall be at the sole discretion of each party.

          SECTION 3. The Performance Call Right.

          (a) In the event that the Stockholder fails to carry out satisfactory efforts to originate and provide a financing plan for at least one (1) acquisition by American Bailey Corporation, a Delaware corporation, or any of its affiliates (collectively, "ABC") approved by the board of directors of ABC within eighteen (18) months of the Closing of the Securities Purchase Agreement (the "Financing Objective"), then either of the Baileys shall have the right to require that the Stockholder sell fifty thousand (50,000) Purchaser Warrants (or shares of FTNV Stock acquired as a result of the exercise of the Purchaser Warrants if sufficient Purchaser Warrants do not exist) (the "Performance Warrants") to either of the Baileys (the "Performance Call Right"). If the Stockholder does not hold Purchaser Warrants sufficient to satisfy the Performance Call Right, then either of the Baileys shall also have the right to require the Stockholder to sell to either of the Baileys that number of shares of FTNV Stock which equals the number of shares of FTNV Stock into which the shortfall of the Purchaser Warrants converted (the "Other Shortfall of FTNV Stock").

          (b) The determination of whether the Stockholder has satisfied the Financing Objective shall be made by the board of directors of ABC in their sole discretion. The board of directors of ABC shall exercise their discretion reasonably.

          (c) The Baileys shall exercise the Performance Call Right by sending written notice to the Stockholder. Upon the exercise of the Performance Call Right, the closing of the transaction shall occur not later than thirty (30) days following the receipt of notice by the Stockholder.

          (d) The option price for the Performance Warrants shall be the Warrant Purchase Price. The option price for each share of the Other Shortfall of FTNV Stock, if any, shall be the price paid for the Other Shortfall of FTNV Stock, as well as the price paid for the underlying Purchaser Warrants.

          SECTION 4. Binding Effect; Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives. This Agreement may not be assigned by any party

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                                                                               5



hereto without the written consent of the other parties which such consent shall be at the sole discretion of each party.

          SECTION 5. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut. For purposes of any action or proceeding involving this Agreement, the Baileys and the Stockholder hereby expressly submit to the jurisdiction of all Federal and state courts sitting in the state of Connecticut and consent that any order, process, notice or motion or other application to or by any of said courts or a judge thereof may be served within or without such court's jurisdiction by registered mail or by personal service, provided that a reasonable time for appearance is allowed. The Baileys and the Stockholder hereby irrevocably waive any objection that they may now or hereafter may have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any Federal or state court sitting in Connecticut and hereby further irrevocably waive any claim that any such suit, action or proceeding in any such court has been brought in an inconvenient forum.

          SECTION 6. Execution of Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

          SECTION 7. Waiver; Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.


            [The remainder of this page is intentionally left blank.
                          The signature page follows.]


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          IN WITNESS WHEREOF,  this Agreement has been executed and delivered as of the date first set forth above.


                                            THE BAILEYS

                                            /s/ RALPH E. BAILEY
                                            --------------------------------
                                            Ralph E. Bailey

                                            /s/ DOUGLAS G. BAILEY
                                            -------------------------------
                                            Douglas G. Bailey



                                            THE STOCKHOLDER

                                            /s/ GUY C. HECKMAN
                                            --------------------------------
                                            Guy C. Heckman

                                    EXHIBIT A

                           CURRENT PLEDGED COLLATERAL
                           --------------------------
                                       of
                                       --
                                   STOCKHOLDER
                                   -----------



FF186,690
$ 30,265*










------------
*  Assumes a current exchange rate of $1.00 = FF6.1685 as of April 6, 1998